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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Ispat Inland ULC on Forms F-4 and S-4 of our report for Ispat Inland Inc. and subsidiaries dated February 23, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph as to Ispat Inland Inc.'s change in its method of accounting for asset retirement obligations) appearing in the Annual Report on Form 10-K of Ispat Inland Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Independent Public Accountants" in such Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP
August 9, 2004